EXHIBIT 99.1

September 16, 2005

FOR IMMEDIATE RELEASE

OAK Financial Corporation Announces Cash Dividend

Byron Center, Michigan — September 16, 2005 --OAK Financial Corporation (OKFC), the holding company for Byron Bank, announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable October 28, 2005, to shareholders of record on October 7, 2005.

OAK Financial Corporation owns Byron Bank, which operates 12 branches in West Michigan, Byron Investment Services, a full service provider of investment and retirement products, and Byron Insurance Agency, a provider of personal and commercial lines of insurance.

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For more information, please contact:
Patrick K. Gill, President & CEO at (616) 662-3113, or James A. Luyk, Chief Operating Officer at (616) 662-3124 OAK Financial Corporation, Byron Center, Mich.